QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Stacy Feit (Investors)
(312) 640-6779
 sfeit@frbir.com

CANDELA REPORTS FIRST QUARTER 2008 RESULTS
All new products are shipping

        WAYLAND, Mass, October 23, 2007—Candela Corporation (NASDAQ:CLZR) today reported results for the first fiscal quarter ended September 29, 2007. Revenues of $35.5 million in the first quarter increased from $33.5 million in the prior year period, while net income declined to $187,000, or $0.01 per share, compared with net income of $4.4 million, or $0.18 per share, for the same period last year. Net income in the first quarter last year included approximately $2.2 million of after-tax proceeds from a gain on sale of the minority interest in SOLX, Inc., while the first quarter 2008 results included approximately $390,000 of after-tax proceeds from remaining payments associated with this sale.

        Gerard Puorro, President and Chief Executive Officer, said, "Our first fiscal quarter results were within our expectations, both on the top-line and the bottom-line, given the typical seasonal weakness that we encounter during the first quarter. All of the product delays that we faced in the last two quarters are now behind us and our entire new lineup is shipping. Our new products represented 41 percent of product sales this quarter versus 19 percent last quarter. Due in part to the strength of this new product platform, we have been able to successfully recruit numerous high quality sales people to meet our salesforce expansion goals. As such, we continue to expect to be able to fully assess the traction of our new products by the end of this calendar year, but we are pleased with the uptake so far."

        Total revenues for the first quarter increased 6.0 percent from the prior year's quarter to $35.5 million. Revenues from lasers and other products in the first quarter increased to $26.8 million from $25.9 million a year ago. Revenue from product-related services increased to $8.6 million from $7.6 million in the prior year period.

        Gross profit margin declined to 48.7 percent for the first quarter from 52.1 percent in the prior year period. Selling, general and administrative expenses increased to $15.0 million, or 42.4 percent of revenues, compared with 33.1 percent in the prior year period. The increase was primarily due to increased headcount and higher legal fees. Research and development spending for the first quarter decreased to $3.0 million from $3.6 million in the prior year's quarter.

	Three Months Ended
(In thousands)	September 29, 2007	September 30, 2006
Revenue
Lasers and other products	$26,824	$25,889
Product-related services	8,649	7,585
Total	$35,473	$33,474
Revenue By Geography
U.S.	$16,730	$15,845
All other countries	18,743	17,629
Gross Margin
Lasers and other products	54.1%	59.0%
Product-related services	32.0%	28.4%
Total	48.7%	52.1%

        Puorro added, "We experienced some margin pressure this quarter due to the seasonal product sales patterns. During a normal quarter, the incremental margin earned on higher new product volumes would have produced a blended gross margin within our target range of 50 percent to 52 percent, which we still remain comfortable with."

Update on Pipeline Products

        Puorro concluded, "We remain on plan for the launch of our fluorescent pulsed light device (FPL), which will be the first Candela product to integrate our acquired Serenity™ Pneumatic Skin Flattening (PSF™) technology, by summer 2008. In August, we received additional FDA clearance that enables the use of the Serenity™ device for the reduction of pain during all laser and intense pulse light (IPL) treatments which paves the way for the use of the FPL device across a wide range of applications. Additionally, our cellulite and home-based product launch timelines remain on track for the second half of 2008 and calendar 2009, respectively.

        "We are glad to have the shipping delays behind us, allowing us to focus on executing the basics. At the same time, our balance sheet remains strong."

Conference Call Details

        The company will host a conference call today at 5:00 p.m. EDT to discuss this announcement. The call can be accessed live by dialing (866) 837-9782 or by visiting Candela Corporation's website at www.candelalaser.com.

        Investors may access a replay by dialing (888) 266-2081, passcode 1153823, which will be available from 8:30 p.m. EDT on October 23, 2007 through 11:55 p.m. EDT on October 30, 2007. The webcast replay will also be archived in the "Investor Relations" section of the company's website.

        About CANDELA:    Candela Corporation manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 70 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 18 years ago, and currently has an installed base of an estimated 12,000 lasers worldwide. Visit Candela on the Web at http://www.candelalaser.com.

        Safe Harbor Statement:    Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela's current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties. Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock. The risks and uncertainties that may affect forward-looking statements include, among others: the difficulty in recruiting new sales personnel; the cancellation or deferral of customer orders, the risk of an adverse judgment in the patent litigation with Palomar Medical Technologies, Inc., (PMTI), successful integration of Inolase, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals. Further information on factors that could affect Candela's performance is included in Candela's periodic reports filed with the SEC, including but not limited to, Candela's Annual Report on Form 10-K for the year ended June 30, 2007. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela's expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 29, 2007	June 30, 2007
Assets
Current assets:
Cash and cash equivalents	$20,612	$27,200
Marketable securities	15,191	11,773
Accounts receivable, net	39,783	38,455
Notes receivable	683	1,025
Inventories, net	22,462	21,368
Other current assets	5,585	7,136

Total current assets	104,316	106,957
Property and equipment, net	3,982	3,479
Long-term investments	9,423	12,260
Other assets	28,587	27,534

Total assets	$146,308	$150,230

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,623	$6,922
Accrued payroll and related expenses	4,796	5,344
Accrued warranty	5,152	5,486
Other accrued liabilities	8,381	11,172
Current liabilities of discontinued operations	1,257	1,257
Deferred income	10,806	10,000

Total current liabilities	40,015	40,181
Other long-term liabilities	5,535	8,538
Stockholders' equity
Common stock	261	261
Less: Treasury stock	(24,858)	(22,458)
Additional paid-in capital	70,416	69,466
Accumulated earnings	54,724	54,537
Accumulated other comprehensive income (loss)	215	(295)

Total stockholders' equity	100,758	101,511

Total liabilities and stockholders' equity	$146,308	$150,230

CANDELA CORPORATION (Nasdaq: CLZR)
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	For the three-months ended
	September 29, 2007	September 30, 2006
Revenue	$35,473	$33,474
Cost of sales	18,197	16,048

Gross profit	17,276	17,426
Operating expenses:
Research and development	2,996	3,600
Selling, general and administrative	15,028	11,080

Total operating expenses	18,024	14,680

(Loss) income from operations	(748)	2,746
Other income:
Interest income	463	763
Other income	741	3,506

Total other income	1,204	4,269

Income before income taxes	456	7,015
Provision for income taxes	269	2,596

Net income	$187	$4,419

Net income per share of common stock:
Basic	$0.01	$0.19

Diluted	$0.01	$0.18

Weighted average shares outstanding:
Basic	22,905	23,530

Diluted	23,105	24,044

QuickLinks

  Exhibit 99.1